UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 24, 2025

Context Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40654	86-3738787
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2001 Market Street, Suite 3915, Unit #15
Philadelphia, Pennsylvania 19103
(Address of principal executive offices including zip code)
(267) 225-7416
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock	CNTX	The Nasdaq Stock Market
$0.001 par value per share
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
As previously disclosed, Context Therapeutics Inc. (the “Company”) entered into a Sales Agreement (the “Sales Agreement”), dated December 2, 2024, with Leerink Partners LLC (the “Agent”). Pursuant to the terms of the Sales Agreement, the Company could offer and sell shares of the Company’s common stock, $0.001 par value per share (the “Shares”), having an aggregate offering amount of up to $75.0 million from time to time through the Agent under a shelf registration statement on Form S-3 (File No. 333-268266), including the related prospectus, that was filed with the Securities and Exchange Commission (the “SEC), and declared effective on November 16, 2022, as supplemented by a prospectus supplement dated December 2, 2024 (the “Prior ATM Sales Prospectus”). As of October 24, 2025, the Company had offered and sold 14,705,882 Shares under the Prior ATM Sales Prospectus at an aggregate offering price of approximately $15.0 million.
On October 24, 2025, the Company entered into Amendment No. 1 to Sales Agreement (the “Amendment”, and together with the Sales Agreement, the “Amended Sales Agreement”) to provide for an increase in the aggregate offering amount under the Amended Sales Agreement, such that as of October 24, 2025, the Company may offer and sell Shares having an aggregate offering price of up to $75.0 million, exclusive of Shares previously sold pursuant to the Prior ATM Sales Prospectus. In addition, the Amendment provides for the offer and sale of Shares pursuant to the Company’s registration statement on Form S-3 (File No. 333-283037), including the related prospectus, that was filed with the SEC, and declared effective on November 14, 2024, as supplemented by a prospectus supplement dated October 24, 2025. The material terms and conditions of the Sales Agreement otherwise remain unchanged.
Sales of the Shares, if any, may be made in sales deemed to be an “at-the-market offering” as defined in Rule 415 under the Securities Act of 1933, as amended. The Agent will use its commercially reasonable efforts, subject to the terms of the Amended Sales Agreement, to sell the Shares offered.
The Agent will be entitled to a commission from the Company of up to 3.0% of the gross proceeds from the sale of Shares sold under the Amended Sales Agreement. In addition, the Company has agreed to reimburse certain expenses incurred by the Agent in connection with the execution of the Amendment. The Company intends to use any net proceeds from the offering for research and development of the Company's product candidates and working capital and general corporate purposes, which may include the acquisition of additional assets.
The Amended Sales Agreement contains customary representations, warranties, and agreements of the Company and the Agent, indemnification rights and obligations of the parties and termination provisions. The Company is not obligated to make any sales of Shares under the Amended Sales Agreement. The Amended Sales Agreement may be terminated by the Agent for cause at any time or by the Company or the Agent for convenience upon 10 days’ prior notice.
The foregoing description of the Amended Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the Sales Agreement, which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on December 2, 2024 and incorporated herein by reference, and the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
A copy of the opinion of Faegre Drinker Biddle & Reath LLP, counsel to the Company, relating to the legality of the Shares is filed as Exhibit 5.1 to this Current Report on Form 8-K.
Item 8.01 Other Events.
On October 24, 2025, the Company notified the Agent that it was suspending the use of and terminating the Prior ATM Sales Prospectus, and the Company will not make any further sales of Shares pursuant to the Prior ATM Sales Prospectus.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
5.1	Opinion of Faegre Drinker Biddle & Reath LLP
10.1	Amendment No. 1 to Sales Agreement, dated as of October 24, 2025, by and between Context Therapeutics Inc. and Leerink Partners LLC
23.1	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1 hereto)
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 24, 2025	Context Therapeutics Inc.

	By:	/s/ Martin A. Lehr
Name: Martin A. Lehr
Title: Chief Executive Officer